UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2017

TRANSAKT LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-50392	98-0514250
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Unit 8, 3/F. Wah Yiu Industrial Centre, 30-32 Au Pui Wan St.
Fotan, Hong Kong	n/a
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 852-52389111

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities
Item 5.01	Changes in Control of Registrant

On July 15, 2016, TransAKT Ltd. (we", "us" "our”, the “Company”) entered into Securities Purchase Agreement with our President, Chief Executive Officer and Director, Ho Kang-Wing, pursuant to which we issued to Mr. Ho a Convertible Promissory Note (the “Note”) in consideration of $1,000,000 in cash proceeds. The Note bears interest at the rate of 8% per annum and may be prepaid in whole or in part without penalty before the maturity date of July 14, 2018. At the option of the Holder, the outstanding principal and accrued interest underlying Note may be converted from time, on or following the maturity date, into common shares of our Company at the price of $0.01 per share.

As at February 28, 2017 there was $1,050,666.66 in unpaid principal and accumulated unpaid interest payable to Mr. Ho in respect of the Note. On that date, Mr. Ho elected to convert the entire outstanding amount of the Note into 105,066,666 shares of our common stock. Accordingly, on March 3, 2017 we issued 70,000,000 common shares to Mr. Ho and 35,066,666 common shares to his assignee, Mr. Au Yeung Kam Hung. Issuance of the 105,066,666 shares was made to two (2) non-US person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

As a result of his acquisition of the 70,000,000, Ho Kang-Wing now holds direct voting and dispositive control over 71,250,000 of our common shares, being approximately 53.37% of our issued and outstanding common stock. Mr. Ho used personal funds to acquire the convertible promissory note and resulting shares.

The following table sets forth, as of March 3, 2017, certain information with respect to the beneficial ownership of our common shares by each shareholder known by us to be the beneficial owner of more than 5% of our common shares, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Shares)	Percentage of Class(1)
Ho Kang-Wing President, Chief Executive Officer, and Director 23 Sam Mun Tsai Road, The Beverly Hills Boulevard Du Lac, House 212, Tai Po, NT Hong Kong	71,250,000	53.37%
Tam Yuk-Ching Director 23 Sam Mun Tsai Road, The Beverly Hills Boulevard Du Lac, House 212, Tai Po, NT Hong Kong	1,400,000	1.05%
He Jingtian Director 11 Jinghong Road Hujing Garden Daliang Shunde 528300 Foshan Gd China	1,400,000	1.05%
He Jiaxian Director 11 Jinghong Road Hujing Garden Daliang Shunde 528300 Foshan Gd China	750,000	(2)
Yam Chi-Wah Chief Financial Officer Flat E 7/F Block 21 Laguna City Kwun Tong Kowloon, Hong Kong	125,000	(2)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Shares)	Percentage of Class(1)
Directors and Executive Officers as a Group(1)	74,925,000 Common Shares	56.12%
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Shares)	Percentage of Class(1)
Liu Ju-Wen 2nd Floor-2 No 8 Lane 80 San-Min Rd Song-San District Taipei City, Taiwan	1,955,970	1.46%
Au Yeung Kam Hung Room 1306 Lai Ming House, Wah Ming Estate, Fanling,, Hong Kong	36,401,666	27.26%
Other holders of 5% or more	38,357,636 Common Shares	28.72%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 3, 2017. As of March 3, 2017 there were 133,506,570 shares of our company’s common stock issued and outstanding.

(2)	Less than 1%

Item 9.01	Financial Statements and Exhibits

10.1	Share Purchase Agreement dated July 15, 2016 with Ho Kang-Wing (incorporated by reference to exhibit 10.1 of our Current Report on Form 8-K filed on July 19, 2016

10.2	Convertible Promissory Note issued July 15, 2016 with Ho Kang-Wing (incorporated by reference to exhibit 10.2 of our Current Report on Form 8-K filed on July 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSAKT LTD.

/s/ Yam Chi-Wah
Yam Chi-Wah
Chief Financial Officer

Date: March 3, 2017